Exhibit 99.1

COLONY CAPITAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS AND AFFIRMS FULL YEAR 2020 DIVIDEND

LOS ANGELES, February 28, 2020 - Colony Capital, Inc. (NYSE:CLNY) and subsidiaries (collectively, “Colony Capital,” or the “Company”) today announced financial results for the fourth quarter and full year ended December 31, 2019. The Company’s Board of Directors declared a first quarter 2020 dividend of $0.11 per share and the Company expects to maintain a $0.44 per share regular dividend on its Class A and B common stock for the full year 2020. Underlying this expectation is the Company’s full year 2020 outlook for (i) Core FFO excluding gains and losses of $0.35 to $0.40 per share and (ii) significant anticipated 2020 net cash gains, including $106 million, or $0.20 per share of realized gain through the sale of our interest in RXR Realty earlier this month.

“Having built a strong foundation over the past year, we are now well on our way to becoming the leading platform for digital real estate and infrastructure,” said Thomas. J. Barrack, Jr., Executive Chairman and Chief Executive Officer. “We made significant progress in 2019 simplifying, segregating and revaluing certain non-digital businesses to set up the Company for its digital evolution. 2020 will be a transformative, transitional year that positions Colony Capital to take advantage of the significant global opportunities in the digital ecosystem and deliver value for shareholders.”

Key 2019 foundational transactions included the:

•	Highly profitable sale of our industrial real estate portfolio for $5.7 billion

•	Closing of our inaugural $4.1 billion digital infrastructure fund, which substantially surpassed its initial fundraising target

•	Combination with Digital Bridge, the leading global investment management firm focused on digital infrastructure

•	$185 million controlling investment in DataBank, an owner of edge data centers serving fast growing markets

Fourth Quarter and Full Year 2019 Financial Results and Highlights

•	Net loss attributable to common stockholders was $(26.3) million, or $(0.06) per share, for the fourth quarter and $(1.15) billion, or $(2.41) per share, for the full year

•
As part of the Company’s ongoing transition and rotation to an investment management and operating business focused on digital real estate and infrastructure, the Company continues to pivot away from certain of its non-digital investment management businesses and, as such, the Company recorded impairments to the intangible carrying value of certain of its non-digital investment management businesses in the amount of $411 million in the fourth quarter of 2019

•	Core FFO was $47.6 million, or $0.09 per share, for the fourth quarter and $266.3 million, or $0.50 per share, for the full year

•
For fourth quarter 2019, excluding net losses of $21.4 million primarily related to net investment losses in Other Equity and Debt, Core FFO was $69.0 million, or $0.13 per share; for full year 2019, excluding net investment losses of $52.0 million, Core FFO was $318.3 million, or $0.60 per share

•	The Company’s Board of Directors declared and paid a fourth quarter 2019 dividend of $0.11 per share to holders of Class A and B common stock
During the fourth quarter 2019, the Company:
Digital Infrastructure

•
Acquired a 20.4% controlling interest in DataBank, a leading private owner and manager of edge data centers in the U.S., for approximately $185 million, representing the Company’s inaugural direct balance sheet investment in digital real estate

•
Increased digital assets under management (“AUM”) to $13.8 billion as of December 31, 2019, which represents approximately 29% of the Company’s overall AUM and is a significant transformation from $1.9 billion of Digital AUM as of December 31, 2018

•
Completed the acquisitions of Beanfield Technologies Inc., a Canadian fiber network owner and operator, and Highline do Brasil, a telecommunications infrastructure provider in Brazil, by Digital Colony Partners (“DCP”), the Company’s $4.1 billion digital real estate and infrastructure private equity fund

Dispositions

•
Completed the sale of the Company’s light industrial portfolio, including the related operating platform, for $5.7 billion, which resulted in a net cash gain and incentive fees of approximately $475 million and net cash proceeds of approximately $1.25 billion for the Company’s share

•
Completed the planned sales and/or monetization of $66 million of assets, with net equity proceeds of $35 million within the Other Equity and Debt segment, and for full year 2019, sold $717 million of assets with net equity proceeds of $566 million

•
Completed the sale of three unencumbered hospitals resulting in net proceeds to the Company of $82 million; in June 2019 the Company had initially contributed $175 million to refinance its share of $1.725 billion of healthcare debt and removed these assets from the collateral pool at that time, such that these sale proceeds effectively decrease the equity contribution required to complete the refinancing to a net amount of $93 million

Financing and Other

•
Announced and completed the redemption of all its outstanding 8.25% Series B and 8.75% Series E cumulative redeemable perpetual preferred stock for $408 million, including accrued dividends of $5 million, which was settled in January 2020 eliminating $34 million of annualized preferred dividends

•
Refinanced a £212 million loan on a U.K. portfolio of senior housing assets and a $48 million loan on skilled nursing facilities portfolios, which, together with previously completed refinancing transactions in 2019, addresses all material near-term healthcare real estate loan maturities

•	Refinanced an aggregate $982 million of debt on two hospitality portfolios significantly extending the outside maturity dates to 2026 at slightly lower interest rates on average

•	Raised additional third-party capital of €115 million for AccorInvest bringing total third-party capital raised to €717 million alongside the Company’s investment of €46 million

•
Successfully closed a $125 million senior financing and $60 million co-invest equity syndication of Alpine Energy Capital, LLC's (“Alpine”) $320 million commitment to an energy development joint venture with California Resources Corporation (NYSE: CRC)

Subsequent to the fourth quarter 2019:
Digital Infrastructure

•	DCP invested and committed to three digital real estate and infrastructure investments and is now 73% committed (pro forma for the completion of the Zayo acquisition)
Dispositions

•
Completed the sale of the Company’s 27.2% ownership interest in RXR Realty, a non-wholly owned real estate investment management platform, for approximately $200 million resulting in a realized pre-tax gain of $106 million

•
Announced that the Company is pursuing a disposition of its management contract with Colony Credit Real Estate, Inc. (NYSE: CLNC), which may include a potential internalization of the Company’s management contract with CLNC, a sale of the CLNC management contract to a third party or another transaction that would result in the disposal of the CLNC management contract

Corporate

•
Achieved well over 100% of the expected total $50 to $55 million, or $45 to $50 million on a cash basis, of the previously announced annual compensation and administrative cost savings in the fourth quarter of 2018 on a run rate basis

•
In connection with CLNC’s recent announcement that Kevin Traenkle has resigned as CLNC’s Chief Executive Officer and President, the Company announced that Mr. Traenkle will be stepping down as the Colony Capital’s Chief Investment Officer, effective February 29, 2020

•
Announced that Justin Metz has stepped down as a member of the Company’s Board of Directors (including its committees, as applicable), effective February 25, 2020. Separately, in furtherance of the previously announced process undertaken by the Nominating and Corporate Governance Committee (“NCG Committee”) of the Company’s Board, the Company also announced that it has engaged an executive search firm to assist the Company’s Board, including the NCG Committee, in its ongoing process to evaluate board composition, governance and refreshment matters, with a focus on identifying potential director candidates with appropriate digital experience to join the Company’s Board as the Company continues to execute on its digital evolution

•	As of February 25, 2020, the Company had significant liquidity of $1.3 billion including $520 million cash-on-hand and through availability under its revolving credit facility

For more information and a reconciliation of net income/(loss) to common stockholders to Core FFO and/or NOI, please refer to the non-GAAP financial measure definitions and tables at the end of this press release.

Digital Evolution
In December 2019, the Company publicly filed a presentation and held a conference call to provide an update on its digital evolution. The presentation highlighted the completion of the highly profitable sale of the industrial portfolio and related investment management platform, which resulted in approximately $1.25 billion of net proceeds to the Company, and the immediate allocation of those proceeds to:

i.	accelerate the expansion into digital real estate with the acquisition of a 20% interest in DataBank for approximately $185 million;

ii.	fund the remaining approximately $200 million commitment to DCP; and

iii.	redeem $403 million of high cost preferred equity to improve the Company’s capital structure.
The presentation also provided details of the Digital Colony playbook to establish the leading platform for digital real estate and infrastructure, which has been approved and supported by the Company’s Board and management team.

To execute on its digital evolution, the Company continues to operate its non-digital business units to maximize cash flows and value over time.

•
With respect to the healthcare and hospitality units, the Company successfully addressed all material near-term debt maturities allowing the respective business unit leaders to focus on improving cash flows through operational management and capital expenditures.

•
With respect to Other Equity and Debt (“OED”), the Company has a 2020 asset sale and monetization target of $300 to $500 million with the goal to ultimately monetize the entire OED portfolio, except for Digital related investments, such as the Company’s investment in DataBank and GP co-investment in DCP.

•
With respect to the Company’s 48 million shares in CLNC, the Company will evaluate sales in a responsible manner, but believes the current CLNC share price represents an excessive discount to book value.

•	In addition, the Company is pursuing a disposition of its management contract with CLNC, but there can be no assurance that the Company will consummate any transaction.

•
Further, with respect to other non-digital investment management businesses, the Company is exploring all potential opportunities to maximize value of the credit and opportunity fund investment management business, while minimizing balance sheet commitments, including, but not limited to, joint ventures with third party capital providers, sales and/or realignment of operational management.

Fourth Quarter and Full Year 2019 Operating Results

($ in thousands, except per share data)	Fourth quarter 2019	Full Year 2019

Net loss attributable to common stockholders	$(26,251)	$(1,152,207)
Net loss attributable to common stockholders per share	(0.06)	(2.41)
Core FFO	47,590	266,278
Core FFO per share	0.09	0.50
Core FFO excluding net investment losses	68,972	318,257
Core FFO excluding net investment losses per share	0.13	0.60

Fourth quarter 2019 net loss attributable to common stockholders was $(26.3) million, or $(0.06) per share. As part of the Company’s ongoing transition and rotation to an investment management and operating business focused on digital real estate and infrastructure, the Company continues to pivot away from certain of its non-digital investment management businesses. As a result, fourth quarter 2019 net loss included $484 million of consolidated impairments ($470 million CLNY OP share), with $401 million related to a reduction of goodwill associated with businesses to be sold or resolved.

Fourth Quarter 2019 Impairments Summary

($ in millions)	Consolidated	CLNY OP Share

Goodwill and $10 million related to Investment Management Intangibles	$411.0	$411.0
Healthcare	43.1	33.3
Hospitality	14.6	13.4
Other Equity and Debt	2.5	(1.1)
Sub-total impairments	471.2	456.6
CRE Securities other-than-temporary-impairments (OTTI) and unconsolidated investments Equity Method impairments in Other Equity and Debt	13.2	13.2
Grand total impairments	$484.4	$469.8

Fourth Quarter 2019 Operating Results and Investment Activity by Segment
The Company is providing operating results and investment activity for the following segments: Investment Management (including Digital Investment Management), Healthcare Real Estate; Industrial Real Estate; Hospitality Real Estate; CLNC; and Other Equity and Debt.

Investment Management
The Company’s Investment Management segment includes the management of digital real estate and infrastructure assets through Digital Colony and traditional commercial real estate investments through private real estate credit funds and related co-investment vehicles, CLNC, a public non-traded healthcare REIT, and interests in other investment management platforms, among other smaller investment vehicles. This segment included the industrial investment management business, which was sold with the light industrial portfolio in December 2019, and is presented as discontinued operations on the consolidated statements of operations. As of December 31, 2019, the Company had $36.3 billion of third-party AUM compared to $39.3 billion as of September 30, 2019. As of December 31, 2019, Fee-Earning Equity Under Management (“FEEUM”) was $19.4 billion compared to $22.4 billion as of September 30, 2019. The decrease in FEEUM was primarily attributable to the sale of the light industrial investment management platform and to a lesser degree the sales of our interest in Hamburg Trust (a non-wholly owned real estate investment management platform) and assets underlying managed funds, which were partially offset by capital raised in AccorInvest.

During the fourth quarter 2019, this segment’s aggregate net loss attributable to common stockholders was $(335.7) million and Core FFO was $48.9 million. Net loss included a $401 million write-down of goodwill resulting from a reduction in value of the non-digital investment management business and a $10 million write-down of contract intangibles. Reduction of goodwill and contract intangibles are added back to the Company's net loss to calculate Core FFO. In addition, this segment’s net loss and Core FFO included $17 million of realized incentive fees from the sale of the light industrial portfolio and $2.8 million of unrealized carried interest from the Company's investment in AccorInvest, both of which were net of related compensation expense. Further, this segment’s net loss and Core FFO included a $1.4 million placement fee related to third-party capital raised in AccorInvest, which is fully expensed upfront although payments are made ratably over the next four years.

Digital Investment Management
During the fourth quarter 2019, DCP completed the acquisition of Beanfield Technologies Inc., a leading enterprise and residential fiber connectivity provider with over 700 on-net locations in Toronto and Montreal. Also, DCP completed the acquisition of Highline do Brasil, an independent infrastructure solutions provider for the telecommunications industry with a portfolio of wireless infrastructure assets, including macro towers, which span all the major urban, suburban, and rural areas of Brazil.

Subsequent to the fourth quarter 2019, DCP invested and committed to three digital real estate and infrastructure investments and is now 73% committed (pro forma for the completion of the Zayo acquisition).

Other Investment Management
During the fourth quarter 2019, the Company raised additional third-party capital of €115 million for AccorInvest, bringing total third-party capital commitments raised to €717 million alongside the Company’s investment of €46 million. In addition, the Company successfully closed a $125 million senior financing and $60 million co-invest equity syndication of Alpine's $320 million commitment to an energy development joint venture with CRC. Alpine is the Company’s upstream energy investment management platform, jointly owned in partnership with Equity Group Investments.

During the fourth quarter 2019, the Company completed the sale of its ownership interest in Hamburg Trust, a non-wholly owned real estate investment management platform, for approximately $19 million of net proceeds after tax. The carrying value of the investment was $17 million as of September 30, 2019.

Subsequent to the fourth quarter 2019, the Company completed the sale of its 27.2% ownership interest in RXR Realty, a non-wholly owned real estate investment management platform, for approximately $200 million. The carrying value of the investment was $93 million as of December 31, 2019.

Digital Balance Sheet Investment
In addition to GP fundings into DCP made in prior quarters, the Company acquired a 20.4% controlling interest in DataBank for approximately $185 million in the fourth quarter 2019. DataBank is a leading provider of enterprise-class data center, connectivity and managed services operating in Dallas, Minneapolis, Kansas City, Cleveland, Pittsburgh, Salt Lake City, Baltimore, Atlanta, and Indianapolis. The Company’s investment represents the balance sheet’s first step in investing in the edge/colocation data center sector and supporting future growth opportunities through potential add-on acquisitions and greenfield edge data center developments.

Assets Under Management (“AUM”)
As of December 31, 2019, the Company had $49 billion of AUM:

	December 31, 2019		September 30, 2019
($ in billions)	Amount	% of Grand Total	Amount	% of Grand Total

Balance Sheet (CLNY OP Share):
Healthcare	$3.6	7.3%	$3.7	6.9%
Industrial	0.2	0.4%	1.7	3.2%
Hospitality	3.8	7.8%	3.8	7.1%
Other Equity and Debt(1)	3.1	6.3%	2.8	5.3%
CLNC(2)	2.0	4.1%	2.0	3.8%
Balance Sheet Subtotal	12.7	25.9%	14.0	26.3%

Investment Management:
Digital(3)	13.5	27.7%	13.8	25.9%
Other Institutional Funds	8.5	17.3%	10.6	19.9%
Colony Credit Real Estate (NYSE:CLNC)(4)	3.5	7.1%	3.5	6.6%
Retail Companies	3.4	6.9%	3.4	6.4%
Non-Wholly Owned REIM Platforms(5)	7.4	15.1%	8.0	14.9%
Investment Management Subtotal	36.3	74.1%	39.3	73.7%

Grand Total	$49.0	100.0%	$53.3	100.0%
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(1)	Includes approximately $0.3 billion and $0.05 billion, as of December 31, 2019 and September 30, 2019, respectively of digital investments.

(2)	Represents the Company’s 36% ownership share of CLNC’s total pro-rata share of assets of $5.6 billion as of December 31, 2019 and September 30, 2019.

(3)	Approximately $0.2 billion transferred to Other Equity and Debt as a result of acquisition of a 20.4% interest in DataBank from existing third-party investors.

(4)	Represents third-party 64% ownership share of CLNC’s total pro-rata share of assets of $5.6 billion as of December 31, 2019 and September 30, 2019.

(5)	REIM: Real Estate Investment Management (RXR Realty LLC, Alpine Energy LLC and American Healthcare Investors)

Healthcare Real Estate
As of December 31, 2019, the consolidated healthcare portfolio consisted of 358 properties: 154 senior housing properties, 106 medical office properties, 89 skilled nursing facilities and 9 hospitals. The Company’s equity interest in the consolidated Healthcare Real Estate segment was approximately 71% as of December 31, 2019. The healthcare portfolio earns rental income from our senior housing, skilled nursing facilities and hospital assets that are under net leases to single tenants/operators and from medical office buildings which are both single tenant and multi-tenant. In addition, we also earn resident fee income from senior housing properties that are managed by operators under a REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”) structure.

During the fourth quarter 2019, this segment’s net loss attributable to common stockholders was $(31.1) million, Core FFO was $19.6 million and consolidated NOI was $76.6 million. Net loss included the Company’s share of impairments of $33.3 million related primarily to assets which have been or will be marketed for sale in the near term and have fair market values below their prior respective carrying values. Impairments are added back to the Company's net income (loss) to calculate FFO and Core FFO. In the fourth quarter 2019, healthcare same store portfolio sequential quarter to quarter comparable NOI increased 11.1% and compared to the same period last year, fourth quarter 2019 same store NOI increased 8.4%. Fourth quarter 2019 NOI included an aggregate $5.6 million consolidated, or $4.0 million CLNY OP share, of one-time recovery of tenant rent receivables from certain tenants in the Skilled Nursing Facilities, Triple-Net Lease Senior Housing Properties and Hospitals portfolios and termination fees in the Medical Office Buildings portfolio. Also, third quarter 2019 NOI included a $1.6 million consolidated, or $1.2 million CLNY OP share, one-time write-off of a certain tenant rent receivable in the Hospitals portfolio. Excluding these one-time items from same store NOI, the healthcare same store portfolio sequential quarter to quarter comparable NOI would have been flat. Healthcare same store portfolio full year 2019 NOI was flat compared to 2018. The healthcare same store portfolio is defined as properties in operation throughout the full periods presented under the comparison and included 358 properties in the comparisons. Properties acquired or disposed during these periods are excluded for the same store portfolio.

The following table presents NOI and certain operating metrics by property types in the Company’s Healthcare Real Estate segment:

	Consolidated	CLNY OP	Same Store
	NOI	Share NOI(1)	Consolidated NOI		Occupancy %(2)		TTM Lease Coverage(3)
($ in millions)	Q4 2019	Q4 2019	Q4 2019	Q3 2019	Q4 2019	Q3 2019	9/30/19	6/30/19
Senior Housing - Operating	$15.7	$11.1	$15.7	$15.6	86.5%	86.2%	N/A	N/A
Medical Office Buildings (MOB)	13.8	9.8	13.8	12.9	82.2%	82.2%	N/A	N/A
Triple-Net Lease:
Senior Housing	16.1	11.4	15.8	13.8	79.7%	79.8%	1.3x	1.3x
Skilled Nursing Facilities	24.4	17.3	24.4	23.4	82.7%	82.5%	1.2x	1.2x
Hospitals	6.6	4.7	4.3	0.8	65.3%	61.3%	1.3x	1.3x
Healthcare Total	$76.6	$54.3	$74.0	$66.5
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(1)	CLNY OP Share NOI represents fourth quarter 2019 Consolidated NOI multiplied by CLNY OP’s ownership interest as of December 31, 2019.

(2)
Occupancy % for Senior Housing - Operating represents average during the presented quarter, for MOB’s represents as of last day in the quarter and for other types represents average during the prior quarter.

(3)	Represents the ratio of the tenant’s/operator’s EBITDAR to cash rent payable to the Company’s Healthcare Real Estate segment on a trailing twelve month basis.

Asset Acquisition, Dispositions and Financing
During the fourth quarter 2019, the Company sold three unencumbered hospitals and 11 triple-net lease senior housing properties for aggregate consideration of $151 million, or $107 million CLNY OP share, resulting in net proceeds of $118 million, or $82 million CLNY OP share. In addition, the Company acquired a property in its U.K. triple-net leased senior housing portfolio for $13 million, which was funded through a development facility with the operator of the U.K. portfolio, pursuant to which the Company finances development subject to a purchase option.

During the fourth quarter 2019, the Healthcare Real Estate segment refinanced a £212 million loan on the U.K. triple-net leased senior housing portfolio with an interest rate of LIBOR plus 4.25% with a new £223 million fully extended five-year loan with an interest rate of LIBOR plus 3.75%, and a $48 million loan on skilled nursing facilities portfolios, extending the fully extended maturity date to 2024 at a similar interest rate. These refinancings, together with previously completed refinancing transactions in 2019, address all material near-term healthcare real estate loan maturities.

Industrial Real Estate
In December 2019, the Company completed the sale of its light industrial portfolio and related operating platform for an aggregate $5.7 billion, which resulted in a net cash gain and incentive fees of approximately $475 million and net cash proceeds of approximately $1.25 billion for the Company’s share. Accordingly, this segment will no longer be a reportable segment in the future and for all current and prior periods presented, the related operating results are presented as income from discontinued operations on the consolidated statement of operations. The Company continues to own the remaining bulk industrial assets, which are still held for sale with operating results presented as income from discontinued operations on the consolidated statements of operations.

As of December 31, 2019, the consolidated bulk industrial portfolio consisted of six bulk industrial buildings totaling 4.2 million rentable square feet across five major U.S. markets and was 67% leased. The Company's equity interest in the consolidated bulk industrial portfolio was approximately 51%, or $72 million, with the other 49% owned by third-party capital, which is managed by the Company.

During the fourth quarter 2019, Industrial segment net income attributable to common stockholders was $435.5 million, Core FFO was $11.6 million and consolidated NOI was $53.2 million, of which the bulk industrial portfolio contributed $3.3 million. This segment’s net income represents a partial quarter of activity through the closing date of the light industrial portfolio sale and included a $1.4 billion, or $487 million CLNY OP share, U.S. GAAP gain related to the sale, which is not included in Core FFO.

Hospitality Real Estate
As of December 31, 2019, the consolidated hospitality portfolio consisted of 157 properties: 87 select service properties, 66 extended stay properties and four full service properties. The Company’s equity interest in the consolidated Hospitality Real Estate segment was approximately 94% as of December 31, 2019. The hospitality portfolio consists primarily of select service and extended stay hotels located mostly in major metropolitan markets in the U.S., with the majority affiliated with top hotel brands. The select service hospitality portfolio referred to as the THL Hotel Portfolio, which the Company acquired through consensual transfer during the third quarter 2017, is not included in the Hospitality Real Estate segment and is included in the Other Equity and Debt segment.

During the fourth quarter 2019, this segment’s net loss attributable to common stockholders was $(35.5) million, Core FFO was $17.4 million and consolidated NOI before FF&E Reserve was $54.1 million. Net loss included the Company’s share of impairments of $13.4 million related primarily to assets which have fair market values below their respective carrying values due principally to new competition resulting in anticipated weaker future operating performance. Impairments are added back to the Company's net income (loss) to calculate FFO and Core FFO. Compared to the same period last year, fourth quarter 2019 hospitality same store portfolio revenue decreased (2.4)% and NOI before FF&E Reserve decreased (10.4)%, primarily due to incremental room demand generated from one-time events in the fourth quarter of 2018 and higher room revenue displacement from hotels under renovation and continued wage pressure during the fourth quarter of 2019. Excluding the impact of an aggregate $1.9 million of one-time events in the fourth quarter of 2018 and room revenue displacement in the fourth quarter of 2019, fourth quarter 2019 NOI before FFE Reserve decreased (7.6)% compared to the same period last year. Hospitality same store portfolio full year 2019 NOI before FF&E Reserve decreased (2.0)% compared to 2018. The Company’s hotels typically experience seasonal variations in occupancy, which may cause quarterly fluctuations in revenues and therefore sequential quarter to quarter revenue and NOI before FF&E Reserve result comparisons are not meaningful. The hospitality same store portfolio is defined as hotels in operation throughout the full periods presented under the comparison and included 157 hotels.

The following table presents NOI before FF&E Reserve and certain operating metrics by brands in the Company’s Hospitality Real Estate segment:

			Same Store
	Consolidated	CLNY OP Share	Consolidated				Avg. Daily Rate		RevPAR(3)
	NOI before FF&E Reserve(1)	NOI before FF&E Reserve(2)	NOI before FF&E Reserve		Occupancy %(4)		(In dollars)(4)		(In dollars)(4)
($ in millions)	Q4 2019	Q4 2019	Q4 2019	Q4 2018	Q4 2019	Q4 2018	Q4 2019	Q4 2018	Q4 2019	Q4 2018
Marriott	$41.2	$38.7	$41.2	$47.4	69.4%	70.6%	$124	$127	$86	$89
Hilton	9.9	9.3	9.6	9.5	75.1%	75.8%	125	127	94	96
Other	3.0	2.8	3.0	3.1	77.5%	77.9%	128	134	100	105
Total/W.A.	$54.1	$50.8	$53.8	$60.0	70.8%	71.9%	$125	$127	$88	$91
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(1)	Fourth quarter 2019 consolidated FF&E reserve was $8.1 million.

(2)	CLNY OP Share NOI before FF&E Reserve represents fourth quarter 2019 Consolidated NOI before FF&E Reserve multiplied by CLNY OP’s ownership interest as of December 31, 2019.

(3)	RevPAR, or revenue per available room, represents a hotel's total guestroom revenue divided by the room count and the number of days in the period being measured.

(4)	For each metric, data represents average during the presented quarter.

Asset Dispositions and Financing
During the fourth quarter 2019, the Hospitality Real Estate segment disposed of an unencumbered hotel resulting in net proceeds of $11 million.

During the fourth quarter 2019, the Company refinanced an aggregate $982 million, or $895 million CLNY OP share, of debt in the Hospitality Real Estate segment, significantly extending the outside maturity dates to 2026 at slightly lower interest rates on average.

Colony Credit Real Estate, Inc. (“CLNC”)
Colony Credit Real Estate, Inc. is a commercial real estate credit REIT externally managed by the Company with $5.6 billion in assets and $2.2 billion in GAAP book equity value as of December 31, 2019. The Company owns approximately 48.0 million shares and share equivalents, or 36%, of CLNC and earns an annual base management fee of 1.5% on stockholders’ equity (as defined in the CLNC management agreement) and an incentive fee of 20% of CLNC’s Core Earnings over a 7% hurdle rate.

Concurrent with the announcement of its third quarter 2019 earnings, CLNC announced the bifurcation of its assets into (i) a Core Portfolio consisting of senior loans, mezzanine loans, preferred equity, CRE debt securities and net lease real estate; and (ii) a portfolio of Legacy, Non-Strategic (“LNS”) investments consisting of operating real estate, real estate private equity interests and certain retail and other legacy loans originated prior to the formation of CLNC. This bifurcation plan will allow CLNC to focus on the divestment of its LNS portfolio to redeploy into and grow its Core Portfolio. In conjunction with its focus on its Core Portfolio, CLNC meaningfully reduced the undepreciated book value of its LNS assets to better reflect their market value and reset its annualized dividend from $1.74 per share to $1.20 per share, which is now fully covered by in place Core Earnings from its Core Portfolio alone. As a result of the significant reduction to CLNC’s book value, the Company amended its management agreement with CLNC to align the fee base with the newly reduced book value, which results in a decrease in annual base management fees from $45 million to $33 million effective in the beginning of the fourth quarter 2019. The liquidation of LNS investments and capital redeployment into the Core Portfolio, combined with the reduced management fee, are expected to increase CLNC’s Core Earnings and narrow the discount between CLNC’s share price and book value, of which the Company’s 36% interest represents approximately $850 million of undepreciated book value.

CLNC also amended its definition of Core Earnings to include provision for loan losses, but exclude realized and unrealized real estate gains and losses (consistent with NAREIT FFO) and earnings related to LNS assets and businesses to focus its results on the earnings of its Core Portfolio and better align comparability to the non-GAAP earnings definitions of its peers. During the fourth quarter 2019, this segment’s net income attributable to common stockholders was $11.8 million and Core FFO was $15.4 million. CLNY’s Core FFO pickup from CLNC represents a 36% share of CLNC's Core Earnings. Please refer to CLNC's earnings release and financial supplemental furnished on its Form 8-K and its Annual Report on its Form 10-K filed with the SEC for additional details.

Other Equity and Debt ("OED")
The Company owns a diversified group of strategic and non-strategic real estate and real estate-related debt and equity investments. Strategic investments include the Company’s digital balance sheet interests in digital real estate, including the 20% controlling interest in DataBank and the $250 million GP co-investment commitment to DCP, and non-digital investments for which the Company acts as a general partner and/or manager (“GP Co-Investments”) and receives various forms of investment management economics on the related third-party capital. Non-strategic investments are composed of those investments the Company does not intend to own for the long term including commercial real estate equity and debt investments and other real estate-related securities, among other holdings.

During the fourth quarter 2019, this segment’s aggregate net loss attributable to common stockholders was $(4.0) million and Core FFO was $(2.0) million. Net loss and Core FFO included a partial 12 calendar days of activity from DataBank, which was acquired in December 2019. Core FFO included an aggregate $21.4 million of impairments in unconsolidated joint ventures, provision for loan losses and other net investment losses primarily related to the sale of a U.S. multi-tenant office property and impairments to certain CRE securities.

As of December 31, 2019, the undepreciated carrying value of assets and equity within the OED segment were $3.1 billion and $1.8 billion, respectively.

	CLNY OP Share
	Undepreciated Carrying Value
	December 31, 2019		September 30, 2019
($ in millions)	Assets	Equity	Assets	Equity
Strategic:
Digital - direct investments and GP co-investments	$343	$233	$53	$53
Other GP co-investments	1,110	637	1,092	610
Strategic Subtotal	1,453	870	1,145	663
Strategic % of Total Other Equity and Debt	47%	48%	41%	41%

Non-Strategic:
Other Real Estate Equity & Albertsons	1,165	551	1,185	546
Real Estate Debt	247	247	244	244
Net Lease Real Estate Equity	187	83	184	80
CRE Securities and Real Estate Private Equity Funds	60	60	65	65
Non-Strategic Subtotal	1,659	941	1,678	935
Non-Strategic % of Total Other Equity and Debt	53%	52%	59%	59%

Total Other Equity and Debt	$3,112	$1,811	$2,823	$1,598

OED Segment Asset Dispositions
During the fourth quarter 2019, the Company completed the planned sales and/or monetization of $66 million of assets, with net equity proceeds of $35 million from various investments, including $27 million from the GP co-investments category and $8 million from the Other Real Estate Equity category.

Liquidity and Financing
As of February 25, 2020, the Company had significant liquidity of $1.3 billion including $520 million cash-on-hand and through availability under its revolving credit facility.

Common Stock and Operating Company Units
As of February 25, 2020, the Company had 487.4 million shares of Class A and B common stock outstanding and the Company’s operating partnership had 53.3 million operating company units outstanding held by members other than the Company or its subsidiaries, which includes 21.5 million operating company units issued on July 25, 2019 as part of the consideration for the acquisition of Digital Bridge Holdings.

As of February 25, 2020, the Company had $247 million remaining under its share repurchase program.

Common and Preferred Dividends
On November 6, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.11 per share to holders of Class A and Class B common stock for the fourth quarter of 2019, which was paid on January 15, 2020 to respective stockholders of record on December 31, 2019. The Board of Directors also declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock each in accordance with terms of such series as follows: with respect to each of the Series G stock - $0.46875 per share, Series H stock - $0.4453125 per share, Series I stock - $0.446875 per share and Series J stock - $0.4453125 per share, such dividends were paid on January 15, 2020 to the respective stockholders of record on January 10, 2020.

On January 10, 2020, the Company redeemed all of its outstanding 8.25% Series B and 8.75% Series E cumulative redeemable perpetual preferred stock for $408 million (28% of the total perpetual preferred stock outstanding), including accrued interest of $5 million, eliminating $34 million of annualized preferred dividends.

On February 19, 2020, the Company’s Board of Directors declared a quarterly cash dividend of $0.11 per share to holders of Class A and Class B common stock for the first quarter of 2020, which will be paid on April 15, 2020 to respective stockholders of record on March 31, 2020. The Board of Directors also declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock each in accordance with terms of such series as follows: with respect to each of the Series G stock - $0.46875 per share, Series H stock - $0.4453125 per share, Series I stock - $0.446875 per share and Series J stock - $0.4453125 per share, such dividends to be paid on April 15, 2020 to the respective stockholders of record on April 10, 2020.

Non-GAAP Financial Measures and Definitions
Assets Under Management (“AUM”)
Assets for which the Company and its affiliates provide investment management services, including assets for which the Company may or may not charge management fees and/or performance allocations. AUM is based on reported gross undepreciated carrying value of managed investments as reported by each underlying vehicle at December 31, 2019. AUM further includes a) uncalled capital commitments and b) includes the Company’s pro-rata share of each affiliate non wholly-owned real estate investment management platform’s assets as presented and calculated by the affiliate. Affiliates include Alpine Energy LLC, RXR Realty LLC and American Healthcare Investors. The Company's calculations of AUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

CLNY Operating Partnership (“CLNY OP”)
The operating partnership through which the Company conducts all of its activities and holds substantially all of its assets and liabilities. CLNY OP share excludes noncontrolling interests in investment entities.

Fee-Earning Equity Under Management (“FEEUM”)
Equity for which the Company and its affiliates provides investment management services and derives management fees and/or performance allocations. FEEUM generally represents a) the basis used to derive fees, which may be based on invested equity, stockholders’ equity, or fair value pursuant to the terms of each underlying investment management agreement and b) the Company’s pro-rata share of fee bearing equity of each affiliate as presented and calculated by the affiliate. Affiliates include Alpine Energy LLC, RXR Realty LLC and American Healthcare Investors. The Company's calculations of FEEUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

Funds From Operations (“FFO”) and Core Funds From Operations (“Core FFO”)
The Company calculates funds from operations (“FFO”) in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding (i) extraordinary items, as defined by GAAP; (ii) gains and losses from sales of depreciable real estate; (iii) impairment write-downs associated with depreciable real estate; (iv) gains and losses from a change in control in connection with interests in depreciable real estate or in-substance real estate, plus (v) real estate-related depreciation and amortization; and (vi) including similar adjustments for equity method investments. Included in FFO are gains and losses from sales of assets which are not depreciable real estate such as loans receivable, equity method investments, as well as equity and debt securities, as applicable.

The Company computes core funds from operations (“Core FFO”) by adjusting FFO for the following items, including the Company’s share of these items recognized by its unconsolidated partnerships and joint ventures: (i) gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO; (ii) gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment; (iii) equity-based compensation expense; (iv) effects of straight-line rent revenue and expense; (v) amortization of acquired above- and below-market lease values; (vi) amortization of deferred financing costs and debt premiums and discounts; (vii) unrealized fair value gains or losses on interest rate and foreign currency hedges, and foreign currency remeasurements and realized gains and losses on interest rate hedging instruments existing at the time of the January 2017 merger with remaining terms greater than one year that served as economic hedges for any financing or refinancing of the Company's real estate verticals; (viii) acquisition and merger related transaction costs; (ix) restructuring and merger integration costs; (x) amortization and impairment of finite-lived intangibles related to investment management contracts and customer relationships; (xi) gain on remeasurement of consolidated investment entities and the effect of amortization thereof; (xii) non-real estate depreciation and amortization; (xiii) change in fair value of contingent consideration; and (xiv) tax effect on certain of the foregoing adjustments. Beginning with the first quarter of 2018, the Company’s Core FFO from its interest in Colony Credit Real Estate (NYSE: CLNC) and NorthStar Realty Europe (NYSE: NRE) represented its percentage interest multiplied by CLNC’s Core Earnings and NRE’s Cash Available for Distribution (“CAD”), respectively. Refer to CLNC’s and NRE's respective filings with the SEC for the definition and calculation of Core Earnings and CAD.

FFO and Core FFO should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. FFO and Core FFO should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with GAAP. The Company’s calculations of FFO and Core FFO may differ from methodologies utilized by other REITs for similar performance measurements, and, accordingly, may not be comparable to those of other REITs.

The Company uses FFO and Core FFO as supplemental performance measures because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that captures trends in occupancy rates, rental rates, and operating costs. The Company also believes that, as widely recognized measures of the performance of REITs, FFO and Core FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO and Core FFO exclude depreciation and amortization and capture neither the changes in the value of the Company’s properties that resulted from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO and Core FFO as measures of the Company’s performance is limited. FFO and Core FFO should be considered only as supplements to GAAP net income as a measure of the Company’s performance. Additionally, Core FFO excludes the impact of certain fair value fluctuations, which, if they were to be realized, could have a material impact on the Company’s operating performance. The Company also presents Core FFO excluding gains and losses from sales of certain investments as well as its share of similar adjustments for CLNC. The Company believes that such a measure is useful to investors as it excludes periodic gains and losses from sales of investments that are not representative of its ongoing operations.

This release also includes certain forward-looking non-GAAP information including Core FFO. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these estimates, together with some of the excluded information not being ascertainable or accessible, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable efforts.

Net Operating Income (“NOI”)
NOI for our real estate segments represents total property and related income less property operating expenses, adjusted for the effects of (i) straight-line rental income adjustments; (ii) amortization of acquired above- and below-market lease adjustments to rental income; and (iii) other items such as adjustments for the Company’s share of NOI of unconsolidated ventures.

The Company believes that NOI is a useful measure of operating performance of its respective real estate portfolios as it is more closely linked to the direct results of operations at the property level. NOI also reflects actual rents received during the period after adjusting for the effects of straight-line rents and amortization of above- and below- market leases; therefore, a comparison of NOI across periods better reflects the trend in occupancy rates and rental rates of the Company’s properties.

NOI excludes historical cost depreciation and amortization, which are based on different useful life estimates depending on the age of the properties, as well as adjust for the effects of real estate impairment and gains or losses on sales of depreciated properties, which eliminate differences arising from investment and disposition decisions. This allows for comparability of operating performance of the Company’s properties period over period and also against the results of other equity REITs in the same sectors. Additionally, by excluding corporate level expenses or benefits such as interest expense, any gain or loss on early extinguishment of debt and income taxes, which are incurred by the parent entity and are not directly linked to the operating performance of the Company’s properties, NOI provides a measure of operating performance independent of the Company’s capital structure and indebtedness. However, the exclusion of these items as well as others, such as capital expenditures and leasing costs, which are necessary to maintain the operating performance of the Company’s properties, and transaction costs and administrative costs, may limit the usefulness of NOI. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.

NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, the Company’s methodology for calculating NOI involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with other companies.

NOI before Reserve for Furniture, Fixtures and Equipment Expenditures (“NOI before FF&E Reserve”)
For our hospitality real estate segment, NOI before FF&E Reserve represents NOI before the deduction of reserve contributions for the repair, replacement and refurbishment of furniture, fixtures, and equipment ("FF&E"), which are typically 4% to 5% of revenues, and required under certain debt agreements and/or franchise and brand-managed hotel agreements.

Earnings Before Interest, Tax, Depreciation, Amortization and Rent (“EBITDAR”)
Represents earnings before interest, taxes, depreciation, amortization and rent for facilities accruing to the tenant/operator of the property (not the Company) for the period presented. The Company uses EBITDAR in determining TTM Lease Coverage for triple-net lease properties in its Healthcare Real Estate segment. EBITDAR has limitations as an analytical tool. EBITDAR does not reflect historical cash expenditures or future cash requirements for facility capital expenditures or contractual commitments. In addition, EBITDAR does not represent a property's net income or cash flow from operations and should not be considered an alternative to those indicators. The Company utilizes EBITDAR as a supplemental measure of the ability of the Company's operators/tenants to generate sufficient liquidity to meet related obligations to the Company.

TTM Lease Coverage
Represents the ratio of EBITDAR to recognized cash rent for owned facilities on a trailing twelve month basis. TTM Lease Coverage is a supplemental measure of a tenant’s/operator’s ability to meet their cash rent obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDAR.

The information related to the Company’s tenants/operators that is provided in this press release has been provided by, or derived from information provided by, such tenants/operators. The Company has not independently verified this information and has no reason to believe that such information is inaccurate in any material respect. The Company is providing this data for informational purposes only.

Fourth Quarter 2019 Conference Call
The Company will conduct a conference call to discuss the financial results on Friday, February 28, 2020 at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration). International callers should dial (201) 689-8471. The call will also be broadcast live over the Internet and can be accessed on the Public Shareholders section of the Company’s website at www.clny.com. A webcast of the call will be available for 90 days on the Company’s website.

For those unable to participate during the live call, a replay will be available starting February 28, 2020, at 10:00 a.m. PT / 1:00 p.m. ET, through March 6, 2020, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (844) 512-2921 (U.S.), and use passcode 13698552. International callers should dial (412) 317-6671 and enter the same conference ID number.

Corporate Overview and Supplemental Financial Report
A Fourth Quarter 2019 Corporate Overview and Supplemental Financial Report is available on the Company’s website at www.clny.com. This information has also been furnished to the U.S. Securities and Exchange Commission in a Current Report on Form 8-K.

About Colony Capital, Inc.
Colony Capital, Inc. (NYSE: CLNY) is a global investment firm with a focus on building the leading digital real estate provider and funding source for the occupancy, infrastructure, equity and credit needs of the world’s mobile communications and data-driven companies. The Company has assets under management of approximately $49 billion composed of $36 billion of capital managed on behalf of third-party institutional and retail investors and $13 billion of investment interests on its own balance sheet. The Company’s owns and operates an investment management business with $14 billion in digital real estate investments and $22 billion in traditional commercial real estate debt and equity investments. With respect to investment interests on its balance sheet, the Company owns (a) a controlling 20% interest in DataBank, a leading provider of enterprise-class data center, cloud, and connectivity services (b) a 71% interest in 358 healthcare properties, (c) a 94% interest in 157 hospitality properties, (d) approximately 48 million shares of Colony Credit Real Estate, Inc. (NYSE: CLNC) and (e) interests in various other equity and debt investments including general partnership interests in funds management by the Company, commercial real estate equity and debt investments and other real estate-related securities. The Company is headquartered in Los Angeles with key offices in Boca Raton, New York, Paris and London, and has over 400 employees across 21 locations in 13 countries. For additional information regarding the Company and its management and business, please refer to www.clny.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. Factors that might cause such a difference include, without limitation, the Company’s ability to become the leading platform for digital real estate and infrastructure, including whether 2020 will be a transformative, transitional year that positions the Company to take advantage of the significant global opportunities in the digital ecosystem and deliver value for shareholders, including the ability to execute on all or any of the Company’s related initiatives and whether the Company and its stockholders will realize any benefits from such initiatives, the availability of significant global opportunities in the digital ecosystem, whether the Company will continue to pivot away from certain non-digital investment management businesses and any resulting impact of such pivot on the Company’s financial condition, the Company’s ability to transition and rotate to an investment management and operating business focused on digital real estate and infrastructure, whether the Company will enter into a definitive agreement with CLNC or a third party to dispose of the Company’s management agreement with CLNC, in the form of an internalization of CLNC’s management or sale of the Company’s management agreement with CLNC or another transaction with similar effect within the timeframe contemplated or at all, whether the Company’s operations of its non-digital business units will result in maximizing cash flows and value over time, including whether cash flows will be improved for the healthcare and hospitality units, the impact of impairments, the impact of changes to the Company’s management or board of directors, employee and organizational structure, including the implementation and timing of CEO succession plans, DCP’s ability to complete the pending acquisition of Zayo Group Holdings, Inc. on the terms contemplated or at all, the Company’s financial flexibility and liquidity, including borrowing capacity under its revolving credit facility, the use of sales proceeds and available liquidity, the performance of the Company’s investment in CLNC, including the CLNC share price as compared to book value and how the Company evaluates the Company’s investment in CLNC, whether the Company’s exploration of potential opportunities to maximize value of the credit and opportunity fund investment management business will result in a definitive transaction in the form of a joint venture, sale or realignment of operational management or at all, the Company’s ability to minimize balance sheet commitments to its managed investment vehicles, the performance of the Company’s investment in DataBank and whether the Company will continue to invest in edge/colocation data center sector and support future growth opportunities through potential add-on acquisitions and greenfield edge data center developments, and whether if consummated such additional investments and growth opportunities result in any of the benefits we anticipate or at all, whether the Company will realize any anticipated benefits from the CRC strategic joint venture, including whether the related commitment will be funded in the amounts contemplated and the Company’s ability to syndicate investments to third parties through its Alpine Energy platform, the Company's portfolio composition, whether the Company will continue to generate liquidity by additional sales of assets in its Other Equity and Debt segment (other than Digital related investments) within the timeframe, in the amounts targeted or at all, the Company's expected taxable income and net cash flows, excluding the contribution of gains, whether the Company will achieve its anticipated 2020 Core FFO per share excluding gains and losses, or maintain or produce higher Core FFO per share (including or excluding gains and losses from sales of certain investments) in the near term or ever, the Company’s ability to maintain or grow the dividend at all in the future, including the Company’s expectation to maintain its common stock dividend at $0.44 per share for the full year 2020, the impact of any changes to the Company’s management agreements with NorthStar Healthcare Income, Inc., CLNC and other managed investment vehicles, whether Colony Capital will be able to maintain its qualification as a REIT for U.S. federal income tax purposes, the timing of and ability to deploy available capital, including whether any redeployment of capital will generate higher total returns, the timing of and ability to complete repurchases of Colony Capital’s stock, Colony Capital’s ability to maintain inclusion and relative performance on the RMZ, Colony Capital’s leverage, including the Company’s ability to reduce debt and the timing and amount of borrowings under its credit facility, increased interest rates and operating costs, adverse economic or real estate developments in Colony Capital’s markets, Colony Capital’s failure to successfully operate or lease acquired properties, decreased rental rates, increased vacancy rates or failure to renew or replace expiring leases, increased costs of capital expenditures, defaults on or non-renewal of leases by tenants, the impact of economic conditions on the borrowers of Colony Capital’s commercial real estate debt investments and the commercial mortgage loans underlying its commercial mortgage backed securities, adverse general and local economic conditions, an unfavorable capital market environment, decreased leasing activity or lease renewals, and other risks and uncertainties, including those detailed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, under the heading “Risk Factors,” as such factors may be updated from time to time in our subsequent periodic filings with the U.S. Securities and Exchange Commission (“SEC”). All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Additional information about these and other factors can be found in Colony Capital’s reports filed from time to time with the SEC.

Colony Capital cautions investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. Colony Capital is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and Colony Capital does not intend to do so.

Source: Colony Capital, Inc.
Investor Contacts:
Addo Investor Relations
Lasse Glassen
310-829-5400

(FINANCIAL TABLES FOLLOW)

COLONY CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$1,205,190	$461,912
Restricted cash	203,923	364,605
Real estate, net	10,860,518	10,826,010
Loans receivable, net	1,552,824	1,659,217
Equity and debt investments	2,313,805	2,529,747
Goodwill	1,452,891	1,514,561
Deferred leasing costs and intangible assets, net	638,853	445,930
Assets held for sale	870,052	3,969,635
Other assets	682,648	400,143
Due from affiliates	51,480	43,489
Total assets	$19,832,184	$22,215,249
Liabilities
Debt, net	$8,983,908	$8,975,372
Accrued and other liabilities	1,015,898	634,144
Intangible liabilities, net	111,484	147,470
Liabilities related to assets held for sale	268,152	1,218,495
Due to affiliates	34,064	—
Dividends and distributions payable	83,301	84,013
Preferred stock redemptions payable	402,855	—
Total liabilities	10,899,662	11,059,494
Commitments and contingencies
Redeemable noncontrolling interests	6,107	9,385
Equity
Stockholders’ equity:
Preferred stock, $0.01 par value per share; $1,033,750 and $1,436,605 liquidation preference, respectively; 250,000 shares authorized; 41,350 and 57,464 shares issued and outstanding, respectively	999,490	1,407,495
Common stock, $0.01 par value per share
Class A, 949,000 shares authorized; 487,044 and 483,347 shares issued and outstanding, respectively	4,871	4,834
Class B, 1,000 shares authorized; 734 shares issued and outstanding	7	7
Additional paid-in capital	7,553,599	7,598,019
Accumulated deficit	(3,389,592)	(2,018,302)
Accumulated other comprehensive income	47,668	13,999
Total stockholders’ equity	5,216,043	7,006,052
Noncontrolling interests in investment entities	3,254,188	3,779,728
Noncontrolling interests in Operating Company	456,184	360,590
Total equity	8,926,415	11,146,370
Total liabilities, redeemable noncontrolling interests and equity	$19,832,184	$22,215,249

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(unaudited)	(unaudited)
Revenues
Property operating income	$446,568	$459,568	$1,856,409	$1,960,559
Interest income	45,409	47,262	166,771	214,588
Fee income	45,600	37,710	223,915	144,443
Other income	14,784	11,590	79,259	47,352
Total revenues	552,361	556,130	2,326,354	2,366,942
Expenses
Property operating expense	266,576	279,120	1,090,909	1,150,656
Interest expense	128,877	137,441	535,538	552,838
Investment and servicing expense	26,696	11,567	78,258	67,113
Transaction costs	685	3,681	3,607	7,266
Placement fees	1,429	1,138	1,802	7,615
Depreciation and amortization	110,053	111,321	489,792	443,302
Provision for loan loss	33	15,901	35,880	43,034
Impairment loss	471,227	288,494	1,146,443	587,275
Compensation expense
Cash and equity-based compensation	53,836	69,797	214,826	213,882
Carried interest and incentive fee compensation	3,300	5,950	16,564	7,485
Administrative expenses	25,812	23,041	90,356	92,431
Total expenses	1,088,524	947,451	3,703,975	3,172,897
Other income (loss)
Gain on sale of real estate assets	19,162	67,729	62,916	159,598
Other gain (loss), net	(10,165)	(82,025)	(193,302)	51,706
Equity method earnings (losses)	38,064	(43,939)	(140,384)	(9,601)
Equity method earnings—carried interest	5,424	5,688	11,682	9,525
Loss before income taxes	(483,678)	(443,868)	(1,636,709)	(594,727)
Income tax benefit (expense)	(252)	24,691	(14,003)	59,970
Loss from continuing operations	(483,930)	(419,177)	(1,650,712)	(534,757)
Income from discontinued operations	1,415,658	11,482	1,501,797	39,582
Net loss	931,728	(407,695)	(148,915)	(495,175)
Net income (loss) attributable to noncontrolling interests:
Redeemable noncontrolling interests	242	(5,750)	2,559	(3,708)
Investment entities	938,616	(6,523)	990,360	67,994
Operating Company	(2,867)	(25,345)	(93,027)	(39,854)
Net loss attributable to Colony Capital, Inc.	(4,263)	(370,077)	(1,048,807)	(519,607)
Preferred stock redemption	(5,150)	—	(5,150)	(3,995)
Preferred stock dividends	27,138	27,137	108,550	117,097
Net loss attributable to common stockholders	$(26,251)	$(397,214)	$(1,152,207)	$(632,709)
Basic loss per share
Loss from continuing operations per basic common share	$(0.95)	$(0.83)	$(3.38)	$(1.31)
Net loss per basic common share	$(0.06)	$(0.82)	$(2.41)	$(1.28)
Diluted loss per share
Loss from continuing operations per diluted common share	$(0.95)	$(0.83)	$(3.38)	$(1.31)
Net loss per diluted common share	$(0.06)	$(0.82)	$(2.41)	$(1.28)
Weighted average number of shares
Basic	479,776	484,754	479,588	496,993
Diluted	479,776	484,754	479,588	496,993

COLONY CAPITAL, INC.
FUNDS FROM OPERATIONS AND CORE FUNDS FROM OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31, 2019	Year Ended December 31, 2019
Net loss attributable to common stockholders	$(26,251)	$(1,152,207)
Adjustments for FFO attributable to common interests in Operating Company and common stockholders:
Net loss attributable to noncontrolling common interests in Operating Company	(2,867)	(93,027)
Real estate depreciation and amortization	118,253	548,766
Impairment of real estate	60,273	351,395
Gain from sales of real estate	(1,449,040)	(1,524,290)
Less: Adjustments attributable to noncontrolling interests in investment entities	910,702	719,225
FFO attributable to common interests in Operating Company and common stockholders	(388,930)	(1,150,138)

Additional adjustments for Core FFO attributable to common interests in Operating Company and common stockholders:
Gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO (1)	637	(47,172)
Gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment	399,999	809,419
CLNC Core Earnings & NRE Cash Available for Distribution adjustments (2)	(5,401)	263,707
Equity-based compensation expense	20,154	48,482
Straight-line rent revenue and expense	(5,735)	(18,462)
Amortization of acquired above- and below-market lease values, net	(9,991)	(20,884)
Amortization of deferred financing costs and debt premiums and discounts	49,253	108,409
Unrealized fair value losses on interest rate and foreign currency hedges, and foreign currency remeasurements and realized gains and losses on interest rate hedging instruments existing at the time of the January 2017 merger with remaining terms greater than one year that served as economic hedges for any financing or refinancing of the Company's real estate verticals	(889)	239,709
Acquisition and merger-related transaction costs	(944)	3,335
Restructuring and merger integration costs (3)	16,684	36,406
Amortization and impairment of investment management intangibles	8,640	89,371
Non-real estate depreciation and amortization	1,922	6,652
Gain on consolidation of equity method investment	—	(51,400)
Amortization of gain on remeasurement of consolidated investment entities	6	3,813
Tax effect of Core FFO adjustments, net	(7,864)	(18,231)
Preferred share redemption gain	(5,150)	(5,150)
Less: Adjustments attributable to noncontrolling interests in investment entities	(24,801)	(31,588)
Core FFO attributable to common interests in Operating Company and common stockholders	$47,590	$266,278

FFO per common share / common OP unit (4)	$(0.72)	$(2.18)
FFO per common share / common OP unit—diluted (4)(5)	$(0.72)	$(2.18)
Core FFO per common share / common OP unit (4)	$0.09	$0.50
Core FFO per common share / common OP unit—diluted (4)(5)(6)	$0.09	$0.50
Weighted average number of common OP units outstanding used for FFO and Core FFO per common share and OP unit (4)	541,263	527,691
Weighted average number of common OP units outstanding used for FFO per common share and OP unit—diluted (4)(5)	541,263	527,691
Weighted average number of common OP units outstanding used for Core FFO per common share and OP unit—diluted (4)(5)(6)	541,263	528,756

__________

(1)
For the three months ended December 31, 2019, net of $18.0 million consolidated or $9.6 million CLNY OP share and for the nine months ended December 31, 2019, net of $111.9 million consolidated or $70.7 million CLNY OP share of depreciation, amortization and impairment charges previously adjusted to calculate FFO.

(2)
Represents adjustments to align the Company’s Core FFO with CLNC’s definition of Core Earnings and NRE’s definition of Cash Available for Distribution (“CAD”) to reflect the Company’s percentage interest in the respective company’s earnings.

(3)
Restructuring and merger integration costs primarily represent costs and charges incurred as a result of the corporate restructuring and reorganization plan announced in November 2018 and the implementation of the digital evolution, including the completed sale of the Industrial business, NorthStar Realty Europe and future sales and disposition of non-digital businesses, platforms and investments. These costs and charges include severance, retention, relocation, transition and other related restructuring costs, which are not reflective of the Company’s core operating performance and the Company does not expect to incur these costs subsequent to the completion of the corporate restructuring and reorganization plan and the digital evolution.

(4)	Calculated based on weighted average shares outstanding including participating securities and assuming the exchange of all common OP units outstanding for common shares.

(5)
For the three and twelve months ended December 31, 2019, excluded from the calculation of diluted FFO and Core FFO per share is the effect of adding back interest expense associated with convertible senior notes and weighted average dilutive common share equivalents for the assumed conversion of the convertible senior notes as the effect of including such interest expense and common share equivalents would be antidilutive.

(6)
For the three months ended December 31, 2019, there were no performance stock units, which were subject to both a service condition and market condition, and shares of non-participating restricted stock included in the calculation of diluted Core FFO per share. For the twelve months ended December 31, 2019, included in the calculation of diluted Core FFO per share are 990,700 weighted average performance stock units, which are subject to both a service condition and market condition, and 74,100 weighted average shares of non-participating restricted stock.

COLONY CAPTITAL, INC.
RECONCILIATION OF NET INCOME (LOSS) TO NOI
The following tables present: (1) a reconciliation of property and other related revenues less property operating expenses for properties in our Healthcare, Industrial, and Hospitality segments to NOI and (2) a reconciliation of such segments' net income (loss) for the three months ended December 31, 2019 to NOI:

	Three Months Ended December 31, 2019
(In thousands)	Healthcare	Industrial(1)	Hospitality
Total revenues	$154,378	$77,611	$186,450
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(11,370)	(3,196)	313
Interest income	(31)	(486)	6
Other income	(300)	—	70
Property operating expenses (2)	(66,106)	(19,382)	(132,710)
Compensation and administrative expense (2)	—	(1,386)	—
NOI(3)	$76,571	$53,161	$54,129
_________

(1)	Industrial financial results are classified as discontinued operations on the Company's consolidated statement of operations for the three months ended December 31, 2019.

(2)
For healthcare and hospitality, property operating expenses include property management fees paid to third parties. For industrial, there are direct costs of managing the portfolio which are included in compensation expense.

(3)	For hospitality, NOI is before FF&E Reserve.

	Three Months Ended December 31, 2019
(In thousands)	Healthcare	Industrial(1)	Hospitality
Net income (loss)	$(38,608)	$1,426,219	$(43,119)
Adjustments:
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(11,370)	(3,196)	313
Interest income	(31)	(486)	6
Interest expense	41,930	36,381	45,484
Transaction, investment and servicing costs	3,137	66	1,787
Depreciation and amortization	41,208	9,323	36,035
Impairment loss	43,132	—	14,649
Compensation and administrative expense	2,482	20,265	2,096
Gain on sale of real estate	(551)	(1,429,822)	—
Other (gain) loss, net	(5,690)	(1,407)	(1,492)
Other income	(300)	—	70
Income tax (benefit) expense	1,232	(4,182)	(1,700)
NOI(2)	$76,571	$53,161	$54,129
_________

(1)	Industrial financial results are classified as discontinued operations on the Company's consolidated statement of operations for the three months ended December 31, 2019.

(2)	For hospitality, NOI is before FF&E Reserve.

The following table summarizes fourth quarter 2019 net income (loss) by segment:

(In thousands)	Net Income (Loss)
Healthcare	$(38,608)
Industrial	1,426,219
Hospitality	(43,119)
CLNC	13,064
Other Equity and Debt	27,185
Investment Management	(400,486)
Amounts Not Allocated to Segments	(52,527)
Total Consolidated	$931,728